EXHIBIT 23.1



                          CONSENT OF INDEPENDENT
                       CERTIFIED PUBLIC ACCOUNTANTS

Niagara Corporation
New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement of (i) our reports dated March 27, 1997 (October 27, 1997 with respect to Note 15), relating to the consolidated financial statements and schedules of Niagara Corporation and subsidiary and (ii) our report dated March 8, 1996 (October 27, 1997 with respect to Note 7) relating to the Statements of Operations and Cash Flows of Niagara Cold Drawn Corp. for the period from January 1, 1995 to August 16, 1995, appearing in the Company's Annual report on Form 10-K for the year ended December 31, 1996, as amended by the Form 10-K/A dated October 27, 1997.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/   BDO SEIDMAN, LLP

BDO Seidman, LLP

New York, New York

October 27, 1997